__________________________________
                UNITED STATES                          OMB APPROVAL
     SECURITIES AND EXCHANGE COMMISSION       OMB Number:           3235-0058
           WASHINGTON, D.C. 20549             Expires:          March 31,2006
                                              Estimated average burden hours
                 FORM 12B-25                  per response...............2.50
                                              __________________________________
           NOTIFICATION OF LATE FILING               SEC FILE NUMBER
                                                000      31039
                                              __________________________________
                                                      CUSIP NUMBER

                                              __________________________________

(CHECK ONE):    |_|Form 10-K    |_| Form 20-F    |_|Form 11-K    |X| Form 10-Q
                |_|Form N-SAR   |_|  Form N-CSR



                       For Period Ended: SEPTEMBER 30, 2004
                                         _______________________________________

                       [  ]   Transition Report on Form 10-K
                       [  ]   Transition Report on Form 20-F
                       [  ]   Transition Report on Form 11-K
                       [  ]   Transition Report on Form 10-Q
                       [  ]   Transition Report on Form N-SAR

                       For the Transition Period Ended:
                                                        ________________________


________________________________________________________________________________
READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

PART I - REGISTRANT INFORMATION

________________________________________________________________________________
Full Name of Registrant

C & D Production Inc.
________________________________________________________________________________
Former Name if Applicable

Huile Oil & Gas, Inc.
________________________________________________________________________________
Address of Principal Executive Office (STREET AND NUMBER)

8F, No. 268 Kwang-Fu South Road
________________________________________________________________________________
City, State and Zip Code
________________________________________________________________________________
Taipei, Taiwan ROC
________________________________________________________________________________


                                     PART II
                             RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       | (a)   The reasons  described in  reasonable  detail in Part III of this
       |       form  could  not be  eliminated  without  unreasonable  effort or
       |       expense;
       |
       | (b)   The subject annual report,  semi-annual report, transition report
       |       on Form 10-K,  Form 20-F,  11-K,  Form  N-SAR or Form  N-CSR,  or
 |X|   |       portion  thereof,  will  be  filed  on or  before  the  fifteenth
       |       calendar day  following the  prescribed  due date; or the subject
       |       quarterly  report of  transition  report on Form 10-Q, or portion
       |       thereof  will be  filed  on or  before  the  fifth  calendar  day
       |       following the prescribed due date; and
       |
       | (c)   The  accountant's  statement  or other  exhibit  required by Rule
       |       12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The report of C & D Production Inc. on Form 10-QSB could not be filed within the prescribed time period because the Company's financial statements were not completed and could not be completed within the prescribed time period without unreasonable effort or expense. As a result, the Company could not solicit and obtain the necessary review of the Form 10-QSB and signature thereto in a timely fashion prior to the due date of the report.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Mitchell S. Nussbaum, Esq.            212              407-4159
         _______________________________  ______________  ______________________
                  (Name)                   (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). |X| Yes |_| No
         _______________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

________________________________________________________________________________

                              C & D Production Inc.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.
________________________________________________________________________________

Date :    November 15, 2004                 By: /s/ MICHAEL CHOU
                                                ________________________________
                                            Name:  Michael Chou
                                            Title: Chief Executive Officer,
                                                   Secretary and Chairman of the
                                                   Board

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION
________________________________________________________________________________

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
________________________________________________________________________________

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.




                                       3